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Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock
of

EMERGENT GROUP INC.

at
$8.46 NET PER SHARE
Pursuant to the Offer to Purchase dated March 2, 2011
by

SUNRISE MERGER SUB, INC.,

a Wholly Owned Subsidiary of

UNIVERSAL HOSPITAL SERVICES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MARCH 30, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

March 2, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Sunrise Merger Sub, Inc., a Nevada corporation (the "Purchaser") and a wholly owned subsidiary of Universal Hospital Services, Inc., a Delaware corporation ("Parent"), to act as the Information Agent in connection with the Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.04 per share (the "Shares"), of Emergent Group Inc., a Nevada corporation ("Emergent Group"), at a purchase price of $8.46 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 2, 2011 (as it may be amended and supplemented, the "Offer to Purchase"), and the related Letter of Transmittal enclosed herewith, as it may be amended and supplemented (which, together with the Offer to Purchase, constitute the "Offer").

        The Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated February 6, 2011 (as it may be amended from time to time, the "Merger Agreement"), among Emergent Group, Parent and the Purchaser. The Merger Agreement is more fully described in the Offer to Purchase Section 12—"The Merger Agreement; Other Agreements."

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     The Offer to Purchase;

        2.     The related Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" providing information relating to backup federal income tax withholding;

        3.     The Notice of Guaranteed Delivery to be used to accept the Offer if share certificates for such Shares (the "Share Certificates") are not immediately available or time will not permit all required documents to reach American Stock Transfer & Trust Company, LLC (the "Depositary") at or before the Expiration Time or the procedures for book-entry transfer cannot be completed at or before the Expiration Time;

        4.     Emergent Group's Solicitation/Recommendation Statement on Schedule 14D-9 and accompanying letter from Emergent Group, in each case as filed with the U.S. Securities and Exchange Commission;

        5.     A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        6.     A return envelope addressed to the Depositary for your use only.

        The Offer is subject to certain conditions as described in the Offer to Purchase Section 15—"Certain Conditions of the Offer."

        We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 5:00 p.m., New York City time, on Wednesday, March 30, 2011, unless the Offer is extended.

        In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary and either (A) the share certificates evidencing tendered Shares must be received by the Depositary or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary, in each case prior to the Expiration Time. Alternatively, a stockholder may be able to validly tender such stockholder's Shares by completing and returning the Notice of Guaranteed Delivery using the procedures described in Section 3 of the Offer to Purchase.

        Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
Phoenix Advisory Partners

        Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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  Exhibit (a)(1)(D)
Offer To Purchase For Cash All Outstanding Shares of Common Stock of EMERGENT GROUP INC. at $8.46 NET PER SHARE Pursuant to the Offer to Purchase dated March 2, 2011 by SUNRISE MERGER SUB, INC., a Wholly Owned Subsidiary of UNIVERSAL HOSPITAL SERVICES, INC.